UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Item 2.03.	Entry into a Material Definitive Agreement Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On April 25, 2008, a Waiver and Amendment No. 4 (“Amendment”) to Amended and Restated Sale and Servicing Agreement dated as of April 28, 2006, by and among CSE QRS Funding I LLC (“QRS Funding I”), as the seller, CSE Mortgage LLC (“CSE Mortgage”), as the originator and servicer, certain purchasers and purchaser agents from time to time party thereto, Wachovia Capital Markets, LLC (“Wachovia”), as the administrative agent and as the WBNA Agent, and Wells Fargo Bank, National Association (“Wells Fargo”), as the backup servicer and as the collateral custodian (as amended to date and by the Amendment, the “Agreement”) was entered into among QRS Funding I, CSE Mortgage, Wachovia Bank, National Association (“WBNA”), as a purchaser, Fairway Finance Company, LLC (“Fairway”), as a purchaser, JPMorgan Chase Bank, National Association (“JPMorgan”), as a purchaser, Three Pillars Funding LLC (“Three Pillars”), as a purchaser, Scaldis Capital Limited (“Scaldis”), as an additional purchaser, Symphony No. 4, LLC (“Symphony”), as an additional purchaser, Wachovia as the administrative agent and as WBNA Agent, BMO Capital Markets Corp. (f/k/a Harris Nesbitt Corp.), as the purchaser agent for Fairway, JPMorgan Chase Bank, National Association, as the purchaser agent for JPMorgan, SunTrust Robinson Humphrey, Inc., as the purchaser agent for Three Pillars, Fortis Bank S.A./N.V., as the additional agent for Scaldis, Dresdner Bank AG, New York Branch, as the additional agent for Symphony, Wells Fargo, as the backup servicer and the collateral custodian and WBNA as the hedge counterparty. QRS Funding I is a wholly owned subsidiary of CSE Mortgage, which is a wholly owned subsidiary of CapitalSource Inc.
     The Amendment renewed our committed, secured revolving credit facility that is secured by commercial real estate loans and real estate-related asset based loans. The Amendment decreased the credit facility’s total commitment amount by $400 million to $1.0 billion through the full renewal of three lenders' commitments, the reduction of two lenders' commitments and the termination of one lender’s commitment. The syndicate is now comprised of five lenders and led by Wachovia as agent for WBNA with a commitment of $400 million.
     The Amendment made the following material changes to the facility:
•	extended the facility’s maturity date from April 27, 2009 to April 23, 2010 and the facility’s renewal date from April 25, 2008 to April 24, 2009;

•	increased the program fee charged on borrowings under the facility by 125 basis points to be 200 basis points;

•	reduced the maximum advance rate under the facility for senior secured asset based revolving loans from 85% to 77.5%;

•	modified certain concentration limits reducing over time our ability to finance specific types of senior secured asset based revolving loans, mezzanine loans, sale leasebacks, condominium conversion loans and land development loans under the facility;

•	provided that the amortization period upon termination of the revolving period be one year subject to such period being shortened if and to the extent we agree to a shorter amortization period in any other facility; and

•	extended the time period for loans currently in the facility to remain in the facility before requiring that they be financed elsewhere.
     Under the Agreement, CSE Mortgage and QRS Funding I are required to comply with various covenants, including, without limitation, a minimum consolidated tangible net worth and a maximum leverage ratio. The Agreement also includes various covenants and events of default customary for transactions of this nature and provides that, upon the occurrence of an event of default, among other things, the servicing could be transferred to another servicer, payment of all amounts payable under the facility may be accelerated and/or the lender’s commitment may be terminated.
     From time to time we have entered into other transactions and agreements with Wachovia, certain of the other parties to the Agreement and their respective affiliates.
     A copy of our press release describing the transaction is attached as Exhibit 99.1 hereto and incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Index to Exhibits attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2008	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on April 28, 2008